Exhibit 2.1a

                            STATEMENT OF ORGANIZATION
                                     OF THE
                                  INCORPORATOR
                                       OF
                   ADIRONDACK PURE SPRINGS MT. WATER CO., INC



         The undersigned, being the agent of the Sole Incorporator of Adirondack Pure Springs Mt. Water Co., Inc., a New York corporation (the "Corporation"), hereby certifies pursuant to Section 404 of the Business Corporation Law of New York that:

         I. The certificate of incorporation of the Corporation was filed with the Secretary of State of the State of New York on March 6, 1997.

         2. The By-Laws annexed hereto, which relate to the business of the Corporation, and the rights, duties and obligations of its shareholders, directors and officers, be, and they hereby are, adopted as and for the By-Laws of the Corporation.

         3. The following named persons have been elected by me as directors of the Corporation, to serve in accordance with the By-Laws until the first annual meeting of the shareholders of the Corporation and until their successors are duly elected and qualified:

                                  David Sackler
                                  David Miller
                                  Ron Berk

         IN WITNESS WHEREOF, I have signed this instrument as of the date when these actions were so taken this 6 day of March, 1997.

          /s/ David Sackler
          David Sackler, Incorporator